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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF CORRECTION
                        FILED TO CORRECT A CERTAIN ERROR
                       IN THE CERTIFICATE OF INCORPORATION
                            OF AMKOR TECHNOLOGY, INC.
                               FILED IN THE OFFICE
                      OF THE SECRETARY OF STATE OF DELAWARE
                              ON SEPTEMBER 26, 1997


     Amkor Technology, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1.   The name of the corporation is Amkor Technology, Inc.

     2. That the Certificate of Incorporation of Amkor Technology, Inc. was filed with the Secretary of State of Delaware on September 26, 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     3. The inaccuracies or defects of said Certificate to be corrected are as follows:

          ARTICLE NINTH of said Certificate of Incorporation improperly stated, in its entirety, the following:

          "In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation upon an affirmative supermajority (2/3) vote."

          ARTICLE TWELFTH of said Certificate of Incorporation improperly stated, in its entirety, the following:

          "No action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders."

     4.   The Certificate of Incorporation is corrected as follows:

          ARTICLE NINTH of said Certificate of Amendment is corrected to read in its entirety as follows:



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          "In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The stockholders may adopt, alter, amend or repeal the Bylaws of the Corporation upon an affirmative majority vote."

     ARTICLE TWELFTH of said Certificate of Amendment is corrected to read in its entirety as follows:

          "Any action that is required or permitted to be taken by the stockholders of the corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders."


     IN WITNESS WHEREOF, said Amkor Technology, Inc.has caused this Certificate of Correction to be signed by James J. Kim, its Chief Executive Officer and Chairman of the Board, this 20th day of August, 1998.

                                       AMKOR TECHNOLOGY, INC.


                                       By: /s/ James J. Kim
                                           --------------------------
                                           James J. Kim
                                           Chief Executive Officer and
                                           Chairman of the Board